EXHIBIT 3.2

OCTOBER 9, 2019

AMENDED AND RESTATED BYLAWS

OF

CONNECTICUT WATER SERVICE, INC.

a Connecticut corporation

ARTICLE I

GENERAL

These Bylaws are intended to supplement and implement applicable provisions of law and of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of Connecticut Water Service, Inc. (the “Corporation”) with respect to the regulation of the affairs of the Corporation.

ARTICLE II

MEETING OF STOCKHOLDER

Section 1. Place of Meeting. Meetings of the stockholder of the Corporation (the “Stockholder”) shall be held at the principal office of the Corporation or at such other place, either within or without the State of Connecticut, as shall be designated in the notice of meeting.

Section 2. Annual Meeting; Business at Annual Meeting. The annual meeting of the Stockholder shall be held in each year at the place, on the date and at the hour designated in the call therefor. At such meeting, the Stockholder shall elect the board of directors of the Corporation (the “Board of Directors”) and shall transact such other business as shall properly be brought before them. At an annual meeting of the Stockholder, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by the Stockholder.

Section 3. Special Meetings. Special meetings of the Stockholder may be called by the Board of Directors pursuant to a resolution adopted by the concurring vote of Directors holding a majority of the total number of directorships (as defined in Article IV, Section 1 of these Bylaws) and shall be called upon the written request of the Stockholder.

Section 4. Notice of Meeting. Written notice of the date, time and place of each annual meeting and any special meeting, and in case of a special meeting, the general purpose or purposes for such meeting, shall be mailed or delivered, at least ten (10) but not more than sixty (60) days prior to the date of such meeting, to the Stockholder entitled to vote at such a meeting at his or her residence or usual place of business, as shown on the records of the Corporation, provided that the Stockholder may waive such notice in writing or by attendance without protest at such meeting.

Section 5. Quorum. The holders of a majority of the shares of the issued and outstanding stock entitled to vote at a meeting, present either in person or by proxy, shall constitute a quorum for the transaction of business at such meeting of the Stockholder. If a quorum be not present at such meeting, the Stockholder present in person or by proxy may adjourn to such future time as shall be agreed upon by them, and notice of such adjournment shall be given to the Stockholder not present or represented at the meeting.

Section 6. Stockholder’s Action Without Meeting. Any action which, under any provision of the Connecticut Business Corporation Act, may be taken at any meeting of the Stockholder, including any annual or special meeting of the Stockholder, may be taken without such a meeting if a consent in writing, setting forth the action so taken or to be taken, is signed severally or collectively by all of the persons who would be entitled to vote upon such action at a meeting or by their duly authorized attorneys. The Secretary of the Corporation shall file such consent or consents with the minutes of the Stockholder’s meetings.

ARTICLE III

SHARES

Section 1. Capital Stock; Stock Certificates. The shares of the Corporation’s capital stock may be certificated or uncertificated, as provided under the laws of the State of Connecticut. The Stockholder, upon written request to the Corporation or its transfer agent, shall be entitled to a certificate of the capital stock of the Corporation in such form, not inconsistent with law and the Certificate of Incorporation, as shall be authorized or adopted by the Board of Directors. Each certificate shall be consecutively numbered and shall set forth upon its face as at the time of issue: the name of this Corporation; a statement that this Corporation is organized under the laws of the State of Connecticut; the name of the person to whom issued; the number of shares represented thereby; and the par value, if any, of each such share. Each certificate shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and may be sealed with the seal of the Corporation. Any or all of the signatures on a certificate may be a facsimile. If any person who signed a share certificate, either manually or in facsimile, no longer holds office when the certificate is issued, the certificate shall nevertheless be valid.

Section 2. Rules and Regulations. The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of the capital stock of the Corporation and any certificates representing such shares.

Section 3. Transfers. The capital stock of the Corporation shall be transferred only upon the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, or (b) if such shares are uncertificated, upon proper instructions from the holder thereof, in each case with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of a security (whether certificated or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all the rights and powers of such security.

ARTICLE IV

DIRECTORS

Section 1. Number, Election and Term of Office. The Board of Directors shall consist of no fewer than five (5) nor more than fifteen (15) persons (exclusive of Directors, if any, elected by the holders of one or more series of Preference Stock, which may at any time be outstanding, voting separately as a class pursuant to the provisions of the Certificate of Incorporation), as determined pursuant to a resolution adopted by either the Stockholder or the Board of Directors. The number of positions of the Board of Directors, as fixed in accordance with the foregoing, is referred to herein as the “number of directorships.” No Director shall be eligible for re-election as a Director of the Corporation after such Director shall have attained the age of seventy-five (75).

Section 2. Resignation and Removal of Directors. Subject to Article VII, any Director of the Corporation may resign and any Director may be removed from office.

Section 3. Vacancies. Newly created directorships resulting from any increase in the authorized number of directorships and vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the Board of Directors, and any Director elected to fill any newly created directorship or vacancy shall hold office for such term as is specified therein.

Section 4. Powers. The property, business and affairs of the Corporation shall be managed by or under the direction of the directors who may exercise all power and do all the things that may be done by the Corporation subject to provisions of law, the statutes of the State of Connecticut, the Certificate of Incorporation, these Bylaws and any vote of the Stockholder.

Section 5. Committees. The Board of Directors, by the affirmative vote of Directors holding a majority of the number of directorships, may appoint from the Directors an executive committee and such other committees as it may deem appropriate (and may, to the extent permitted by law, delegate to such committees any of the powers of the Board of Directors) and may also remove any such Directors from and dissolve any committees of the Board of Directors. A majority of the committee shall have the power to act. All committees shall keep full records of their proceedings and shall report the same to the Board of Directors.

Section 6. Special Independent Director.

a)

Until the Regulatory Release Date, the Stockholder shall cause the Corporation at all times to have at least one Special Independent Director who will be appointed by the Stockholder (unless the Stockholder does not appoint the Special Independent Director, in which case the Board of Directors shall appoint such Special Independent Director). To the fullest extent permitted by law, the Special Independent Director shall consider only the interests of the Corporation and its respective creditors and, to the fullest extent permitted by law, shall have no duty to consider the separate interests of SJW Group or any Specified SJW Affiliate, in acting or otherwise voting on the matters for which its vote is required as described herein. To the fullest extent permitted by law, a Special Independent Director shall not be liable to the Corporation, the Stockholder or SJW Group (including for breach of fiduciary duties), unless the Special Independent Director acted in bad faith or engaged in gross negligence or willful misconduct. No Special Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Corporation, or delegate any of his or her duties, authority or responsibility hereunder.

b)

The Special Independent Director may not be removed except for Cause or in the event of his or her incapacity or physical or mental inability to serve; provided that the Special Independent Director shall not be eligible for re-election as a Director of the Corporation after he or she has attained the age of seventy-five (75). No resignation or removal of a Special Independent Director, and no appointment of a successor Special Independent Director, shall be effective until such successor shall have accepted his or her appointment as a Special Independent Director by a written instrument.

c)	In the event of a vacancy in the position of Special Independent Director, the Stockholder shall, as soon as practicable, appoint a successor Special Independent Director.

d)

As used herein, “Special Independent Director” means a natural person who for the five-year period prior to his or her appointment as Special Independent Director has not been, and during the continuation of his or her service as Special Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Corporation, SJWNE LLC or any of their respective Affiliates (other than his or her service as (1) Special Independent Director of SJWNE LLC, (2) an independent director of the Corporation and/or its subsidiaries or (3) special independent director of any of the Corporation’s subsidiaries); (ii) a customer or supplier of the Corporation, SJWNE LLC or any of their respective Affiliates (other than his or her service as (1) Special Independent Director of SJWNE LLC, (2) an independent director of the Corporation and/or its subsidiaries, (3) special independent director of the Corporation’s subsidiaries or (4) as a customer of a regulated utility subsidiary of the Corporation, the rates of which are authorized by a regulatory authority); or (iii) any member of the immediate family of a person described in (i) or (ii).

ARTICLE V

MEETINGS OF DIRECTORS

Section 1. Annual Meetings. A regular meeting of the Board of Directors shall be held without notice immediately after the annual meeting of the Stockholder, or as soon thereafter as convenient. At such meeting, the Board of Directors shall choose and appoint the officers of the Corporation who shall hold their offices, subject to removal by the Board of Directors, until the next annual meeting or until their successors are chosen and qualify.

Section 2. Regular Meetings. All other regular meetings of the Board of Directors may be held without notice at such date, time and place as the Board of Directors may determine and fix by resolutions.

Section 3. Special Meetings. Special meetings of the Board of Directors may be held upon call of the President, the Secretary or a majority of the Board of Directors.

Section 4. Notice. Written, electronic or oral notice of the date, time and place of all special meetings of the Board of Directors shall be given to each Director personally, via electronic mail or mailed to his or her residence or usual place of business at least two (2) days prior to the date of the meeting, provided that any one or more Directors, as to himself or themselves, may waive such notice in writing before or after a meeting or by attendance without protest at such meeting.

Section 5. Quorum; Voting. Subject to Article VII, Directors holding a majority of the number of directorships shall constitute a quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws (including Article VII), all questions shall be decided by vote of majority of the Directors present at any meeting of the Board of Directors at which a quorum is present.

Section 6. Director Participation in Meeting By Telephone. A Director may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment enabling all Directors participating in the meeting to hear one another, and participation in a meeting pursuant to this Article V, Section 6 shall constitute presence in person at such meeting.

Section 7. Directors’ Action Without Meeting. Subject to Article VII, if all Directors severally or collectively consent in writing to any action taken or to be taken by the Corporation, such action shall be as valid as though it has been authorized at a meeting of the Board of Directors. The Secretary of the Corporation shall file such consent or consents with the minutes of the meeting of the Board of Directors.

ARTICLE VI

OFFICERS

Section 1. Title, Election and Duties. The Board of Directors shall appoint a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers, including a Chairman of the Board of Directors and assistant secretaries and assistant treasurers, as the Board of Directors may from time to time deem appropriate. The duties of the officers of the Corporation shall be such as are specified below and such as usually pertain to such offices, as well as such as may be prescribed from time to time by the Board of Directors.

Section 2. Chairman of the Board of Directors. The Chairman shall preside at all meetings of the Stockholder and the Board of Directors and shall perform such other duties as are properly required of him by the Board of Directors.

Section 3. President. Unless otherwise provided by the Board of Directors, the President shall be the chief executive officer of the Corporation. In the absence of the Chairman or in the event of the Chairman’s liability or refusal to act, the President shall preside at all meetings of the Stockholder and the Board of Directors. If the President is the chief executive officer of the Corporation, he shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall also perform such other duties as are properly required of him by the Board of Directors.

Section 4. Vice President. A Vice President shall act in the place of the President in the event of the absence or incapacity of the President and shall have such other duties as may from time to time be prescribed by the Board of Directors.

Section 5. Secretary. The Secretary shall keep the minutes of the meetings of the Stockholder and the Board of Directors and shall give notice of all such meetings as required in these Bylaws. The Secretary shall have custody of such minutes, the seal of the Corporation and the stock certificate records of the Corporation, except to the extent some other person is authorized to have custody and possession thereof by a resolution by the Board of Directors.

Section 6. Treasurer. The Treasurer shall keep the fiscal accounts of the Corporation including an account of all moneys received or disbursed.

ARTICLE VII

SEPARATENESS

Section 1. Limitations on the Corporation’s Activities.

a)

The Stockholder shall not, prior to the date which is one year and one day after the date on which its existence is no longer required by any governmental authority having jurisdiction over the Corporation or any of its subsidiaries (the “Regulatory Release Date”), amend, alter, change or repeal Article IV, Article V, this Article VII or Article IX without the unanimous written consent of the Board of Directors (including the Special Independent Director); provided, however, that the Board of Directors may not vote on, or authorize the taking of, any such action unless there is at least one Special Independent Director appointed pursuant to, and in compliance with, each of the provisions of these Bylaws and then serving in such capacity. Subject to this Article VII, the Stockholder reserve the right to amend, alter, change or repeal any provisions contained in these Bylaws in accordance with Article IX.

b)	Until the Regulatory Release Date, the Board of Directors shall cause the Corporation to, and the Corporation shall:

i.	maintain its own separate books and records (including separate financial statements, which need not be audited) and bank accounts;

ii.

conduct its business in its own name and in a manner that will not mislead others as to its separate identity, strictly comply with all organizational formalities to maintain its separate existence, and at all times hold itself out to the public and all other Persons as a legal entity separate from SJW Group and any other Person;

iii.	have a Board of Directors which is not identical to that of SJW Group or any Specified SJW Affiliate;

iv.

file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

v.	pay its own obligations, indebtedness and liabilities only out of its own funds and assets;

vi.	maintain an arm’s length relationship with SJW Group and the Specified SJW Affiliates;

vii.	allocate fairly and reasonably, to the extent practical on the basis of actual use or the value of services rendered, any overhead for shared office space or other overhead expenses;

viii.	correct any known misunderstanding regarding its separate identity;

ix.	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

x.	cause its Board of Directors to observe all required corporate formalities under state corporate law;

xi.	act solely in its own name and through its own authorized agents; and

xii.

cause the Directors, Officers, agents and other representatives of the Corporation to act at all times with respect to the Corporation consistently and in furtherance of the foregoing and in the best interests of the Corporation.

Failure of the Corporation, or the Stockholder or the Board of Directors on behalf of the Corporation, to comply with any of the foregoing covenants or any other covenants contained in these Bylaws shall not affect the status of the Corporation as a separate legal entity or the limited liability of the Stockholder or the Directors.

c)

To the fullest extent permitted by law, until the Regulatory Release Date, the Board of Directors shall not cause or permit the Corporation to, and, without the unanimous written consent of the Board of Directors (including the Special Independent Director), the Board of Directors shall not be authorized to cause the Corporation to, and the Corporation shall not and shall not permit any Person acting on its behalf to:

i.

guarantee any obligation of any Person, including any Affiliate, or hold out its credit or assets as being available to satisfy the obligations of others, other than, in each case, any Affiliate which is a wholly owned subsidiary of the Stockholder;

ii.

except as contemplated by any Intercompany Loan Agreement, incur any indebtedness to SJW Group or any Specified SJW Affiliate, or incur, create or assume any indebtedness for the benefit of SJW Group or any Specified SJW Affiliate;

iii.	create, assume or suffer to exist any Lien on any of its assets for the benefit of SJW Group or any Specified SJW Affiliate;

iv.

(i) except as contemplated by any Intercompany Loan Agreement, make or permit to remain outstanding any loan or advance to SJW Group or any Specified SJW Affiliate, or (ii) own or acquire any stock or securities of, SJW Group or any Specified SJW Affiliate;

v.	operate or purport to operate as an integrated, single economic unit with respect to SJW Group or any Specified SJW Affiliate;

vi.

seek or obtain credit or incur any obligation to any third party based upon the assets of SJW Group or any Specified SJW Affiliate or induce any such third party to reasonably rely on the creditworthiness of SJW Group or any Specified SJW Affiliate;

vii.

commingle its assets with those of SJW Group or any Specified SJW Affiliate in such a way that such assets are not readily identifiable or distinguishable, in order to ensure that its assets remain readily identifiable and distinguishable from those of SJW Group or any Specified SJW Affiliate;

viii.

dissolve or liquidate, in whole or in part, consolidate or merge with or into any other Person, change its form of organization, acquire substantially all the properties or assets of any other Person, or convey or transfer its properties and assets substantially as an entirety to any Person, other than, in each case, such a transaction involving another wholly owned subsidiary of the Stockholder;

ix.

institute or participate in proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Corporation, or file a petition seeking, or consent to, reorganization, liquidation or relief under any applicable federal or state law relating to bankruptcy, insolvency, reorganization or dissolution, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take action in furtherance of any such action;

x.

increase or reclassify the capital stock or issue any additional equity interests, other than issuance of additional equity interests in connection with (A) infusions of equity capital into Connecticut Water Service, Inc. and its subsidiaries that were taken into account in negotiating the Merger Agreement and (B) maintenance of authorized debt-to-equity ratios established by regulatory authorities for any of the Corporation’s direct or indirect subsidiaries;

xi.	be named, directly or indirectly, as a contingent beneficiary or loss payee on any insurance policy covering the property of SJW Group or any Specified SJW Affiliate;

xii.

issue any equity security of any kind, other than issuance of additional equity securities in connection with (A) infusions of equity capital into the Corporation and its subsidiaries by SJW Group that were taken into account in negotiating the Merger Agreement and (B) maintenance of authorized debt-to-equity ratios established by regulatory authorities for any of the Corporation’s direct or indirect subsidiaries;

xiii.	sell, pledge or dispose of any of its assets for the benefit of any other Person (other than sales, pledges or dispositions to other wholly owned subsidiaries of the Stockholder);

xiv.	use the stationery, invoices, checks or other business forms of any Person other than itself;

xv.

except for dividends to the Stockholder that are made in accordance with applicable laws and regulations, including but not limited to Section 33-687 of the Connecticut Business Corporation Act, make any payment, directly or indirectly, to, or for the account or benefit of, SJW Group or any Specified SJW Affiliate; or

xvi.

form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) other than any subsidiary the organizational documents of which contain provisions comparable to Article IV, Section 6 and this Article VII (“Separateness Provisions”); provided, however, that any acquired subsidiary shall amend its organizational documents to include Separateness Provisions effective upon its acquisition.

d)

Notwithstanding any other provision of these Bylaws and any provision of law that otherwise so empowers the Corporation, the Stockholder, any Director, any Officer or any other Person, none of the Stockholder, any Director, any Officer or any other Person shall be authorized or empowered, nor shall they permit the Corporation, without the prior consent of the Stockholder and unanimous written consent of the Board of Directors (including the Special Independent Director), to take any of the actions set forth above; provided, however, that the Board of Directors may not vote on, or authorize the taking of, any of the foregoing actions unless there is at least one Special Independent Director appointed pursuant to, and in compliance with, each of the provisions of these Bylaws and then serving in such capacity, and any taking or purported taking of any such action that is not in strict compliance with this Article VII shall be void and of no effect.

Section 2 Certain Definitions.

a)

“Intercompany Loan Agreement” means any intercompany loan agreement by the Corporation with SJW Group (which may include other Affiliates of the Corporation and SJW Group) that (i) is entered into on arm’s length terms, (ii) provides for the making of intercompany loans at market rates and (iii) provides that borrowers thereunder must be solvent at the time of borrowing.

b)

“Merger Agreement” means the Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018, by and among SJW, Hydro Sub, Inc., a Connecticut corporation and a wholly owned subsidiary of SJW, and Connecticut Water Service, Inc., a Connecticut corporation.

c)	“SJW Group” means SJW Group, a Delaware corporation.

d)	“Specified SJW Affiliate” means each of SJW Group and each Affiliate of SJW Group that is not SJWNE LLC or a subsidiary thereof.

ARTICLE VIII

SEAL

The corporate seal shall consist of a circular disc with the name of the Corporation and the words “Connecticut” and “Seal” thereon.

ARTICLE IX

AMENDMENTS

Subject to Article VII, these Bylaws may be amended, added to, rescinded or repealed by the affirmative vote of Directors holding a majority of the authorized directorships or by the affirmative vote of a majority of the voting power of the shares entitled to vote thereon, provided notice of the proposed change was given in the notice of the meeting, or, in the case of a meeting of the Board of Directors, in a notice given not less than two (2) days prior to the meeting.

ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the state and federal courts located within the State of Connecticut shall be the sole and exclusive forum for: (1) any claim that is based upon a violation of a duty owed under the laws of the State of Connecticut by a current or former director, officer or stockholder of the Corporation in such capacity to the Corporation or the Corporation’s stockholder; (2) any derivative action or proceeding brought on behalf of the Corporation; (3) any action asserting a claim arising pursuant to any provision of the Connecticut Business Corporation Act, or the Certificate of Incorporation or these Bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine that is not included in subsections (1) through (3), inclusive. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

REFERENCES

Reference in these Bylaws to a provision of the General Statutes of Connecticut or any provision of Connecticut law set forth in such Statutes is to such provision of the General Statutes of Connecticut, Revision of 1958, as amended, or the corresponding provision(s) of any subsequent Connecticut law. Reference in these Bylaws to a provision of the Connecticut Business Corporation Act is to such provision of the codification in the Connecticut General Statutes of the Connecticut Business Corporation Act, as amended, or the corresponding provision(s) of any subsequent Connecticut law.